North America Structured Investments 3yr S&P 500 ® Daily Risk Control 5% Excess Return Index CD Overview The certificates of deposit (“CDs”) provide exposure to the S&P 500 ® Daily Risk Control 5% Excess Return Index (the “Index”). The Index attempts to provide variable notional exposure to the S&P 500 ® Total Return Index (the “Underlying Index”), while targeting an annualized volatility of 5%, subject to the deduction, on a daily basis, of the notional financing cost. The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets and is calculated on a total return basis ( i.e., dividends and other distributions are notionally reinvested). The CDs may be appropriate for investors seeking full repayment of principal at maturity, with no interest or dividend payments during the term of the CDs. The CDs are FDIC insured up to applicable limits. Any payment in excess of principal will not be insured prior to the Observation Date. Any payment on the CDs in excess of FDIC insurance limits, including repayment of principal, is subject to the credit risk of JPMorgan Chase Bank, N.A. Summary of Terms Issuer: Index: Index Ticker: Participation Rate: Initial Value: Final Value: Index Return: Pricing Date: Observation Date: Maturity Date: CUSIP: Term Sheet: JPMorgan Chase Bank, N.A. S&P 500 ® Daily Risk Control 5% Excess Return Index SPXT5UE At least 170.00%* The closing level of the Index on the Pricing Date The closing level of the Index on the Observation Date (Final Value – Initial Value) / Initial Value March 26, 2025 March 27, 2028 March 30, 2028 46658MFJ3 http://sp.jpmorgan.com/document/cusip/46658MFJ3/doctype/Product_Termsheet/document.pdf Estimated Value : The estimated value of the CDs as determined by J.P. Morgan Securities LLC, when the terms of the CDs are set, will not be less than $900.00 per $1,000 CD. For more information about the estimated value of the CDs, which likely will be lower than the price you paid for the CDs or the Annual Percentage Yield (“APY”), please see the hyperlink above. Return Profile If the Final Value is greater than the Initial Value, you will receive a cash payment that provides you with a return per $ 1 , 000 CD equal to the Index Return multiplied by the Participation Rate . If held to maturity, you will receive a full repayment of principal on the CDs, even if the Index declines, subject to the credit risk of JPMorgan Chase Bank, N . A . above the applicable FDIC insurance limits . *To be determined on the Pricing Date, but not less than 170.00% **Reflects a Participation Rate of 170.00% for illustrative purposes. The hypothetical returns and hypothetical payments on the CDs shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary term sheet. Hypothetical Returns on the CDs at Maturity** Index Performance CD Payoff at Maturity Payment at Maturity Index Return Hypothetical Payment at Maturity (per $1,000 CD) Hypothetical CD Return Hypothetical Index Return $2,360.00 136.00% 80.00% $1,850.00 85.00% 50.00% $1,680.00 68.00% 40.00% $1,510.00 51.00% 30.00% $1,340.00 34.00% 20.00% $1,170.00 17.00% 10.00% $1,085.00 8.50% 5.00% $1,000.00 0.00% 0.00% $1,000.00 0.00% - 5.00% $1,000.00 0.00% - 15.00% $1,000.00 0.00% - 30.00% $1,000.00 0.00% - 100.00% J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 3yr S&P 500 ® Daily Risk Control 5% Excess Return Index CD Selected Benefits Selected Risks (continued) ● The CDs offer full repayment of principal at maturity. ● FDIC - insured up to applicable limits, thereafter subject to the credit risk of JPMorgan Chase Bank, N.A. Selected Risks Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ The CDs may not pay more than the principal amount at maturity. The level of the Index will include the deduction of a notional financing cost. The Index may not be successful and may not outperform the Underlying Index. The Index may not approximate its target volatility. The CDs may be subject to the credit risk of JPMorgan Chase Bank, N.A. No interest payments, dividend payments or voting rights. Our parent company, JPMorgan Chase & Co., is currently one of the companies that make up the Underlying Index and the Index. ● The daily adjustment of the exposure of the Index to the Underlying Index may cause the Index not to reflect fully any appreciation of the Underlying Index or to magnify any depreciation of the Underlying Index. ● The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return. ● Any payment in excess of principal will not be insured prior to the Observation Date. Any payment on the CDs in excess of FDIC insurance limits, including repayment of principal, is subject to the credit risk of JPMorgan Chase Bank, N.A. Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ ● The estimated value of the CD as determined by J.P. Morgan Securities LLC (who we refer to as JPMS) will be lower than the original issue price of the CDs. JPMS’ estimated value does not represent future values and may differ from others’ estimates. JPMS’ estimated value is derived by reference to an internal funding rate. The value of the CDs as determined by JPMS (which may be reflected in customer account statements) may be higher than JPMS’s then - current estimated value of the CDs for a limited time period. The tax consequences of the CDs may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the CDs. Lack of liquidity: JPMS intends to offer to purchase the CDs in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase CDs from you in the secondary market, if at all, may result in a significant loss of your principal. Potential conflicts: We and our affiliates play a variety of roles in connection with the CDs, including acting as calculation agent, hedging our obligations under the CDs and making the assumptions used to determine the pricing of the CDs and the estimated value of the CDs when the terms are set. It is possible that such hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the CDs decline. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable disclosure statement and underlying supplement and “Selected Risk Considerations” in the term sheet for additional information. Blue Star Families, Inc . JPMorgan Chase & Co . , our parent company, and/or its affiliates (collectively, “J . P . Morgan”) have previously agreed to make unconditiona l and irrevocable donations of $ 300 , 000 , i n the aggregate, to Blu e Star Families, Inc . (“Blue Star”) to support military families by connecting them wit h their neighbors — individuals and organizations — to create communities of support . There is no assurance that Blu e Star’s stated mission or community goals will be achieved or that J . P . Morgan’s donations will have a positive impact on strengthening the military community supported by Blu e Star . These donations and the amounts of these donations are not contingent on the sal e of the CDs and will not impact the fina l terms of the CDs . To date, J . P . Morgan has donated $ 100 , 000 to Blue Star towards fulfilling its previous agreements . We have derived certain information about Blue Star to the right from publicly available information, without independent verification . J . P . Morgan’s donations are not intended to comply with the Social Bond Principles, June 2023 . These donations are not a Commercial Co - Venture with Blue Star . J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Who is Blue Star? Blue Star states that it was created to empower military families to thrive as they serve . Blue Star states that it is committed to strengthening military families by connecting them with their neighbors — individuals and organizations — to create vibrant communities of mutual support that will help them overcome the isolation and alienation of frequent moves, deployments and reduced support from the government . For additional information about Blue Star, see Annex A of the term sheet in the hyperlink above .

North America Structured Investments 3yr S&P 500 ® Daily Risk Control 5% Excess Return Index CD Disclaimer Donation Information : J . P . Morgan has previously agreed to make unconditional and irrevocable donations to Blue Star to support military families by connecting them with their neighbors — individuals and organizations — to create communities of support . These donations are not contingent on the sale of the CDs and will not impact the final terms of the CDs . We or our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the CDs . Some of these projected profits, if any, may be used to offset a portion of the donations . The issuance of the CDs and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2023 . See “Supplemental Donation Information” in the applicable term sheet for additional information . The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet or disclosure supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such term sheet or disclosure supplement, such term sheet or disclosure supplement shall govern. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com